Exhibit 99.1

COHEN & COMPANY REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Net Income Attributable to Cohen & Company Inc. of $2.0 Million, or $1.28 per Diluted Share

Adjusted Pre-Tax income of $7.7 Million, or $1.37 per Diluted Share

Board Declares Quarterly Dividend of $0.25 per Share

Philadelphia and New York, May 6, 2024 – Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in an expanding range of capital markets and asset management services, today reported financial results for its first quarter ended March 31, 2024.

Summary Operating Results

	Three Months Ended
($ in thousands)	3/31/24	12/31/23	3/31/23
Net trading	$9,848	$7,809	$8,210
Asset management	2,717	1,919	2,025
New issue and advisory	24,388	18,722	900
Principal transactions and other revenue	(18,389)	6,014	(2,311)
Total revenues	18,564	34,464	8,824
Compensation and benefits	14,839	16,335	10,537
Non-compensation operating expenses	7,100	6,680	5,770
Operating income (loss)	(3,375)	11,449	(7,483)
Interest expense, net	(1,666)	(1,619)	(1,592)
Income (loss) from equity method affiliates	29,045	17,217	(395)
Income (loss) before income tax expense (benefit)	24,004	27,047	(9,470)
Income tax expense (benefit)	498	166	584
Net income (loss)	23,506	26,881	(10,054)
Less: Net income (loss) attributable to the non-convertible non-controlling interest	16,270	11,054	97
Enterprise net income (loss)	7,236	15,827	(10,151)
Less: Net income (loss) attributable to the convertible non-controlling interest	5,213	11,279	(7,514)
Net income (loss) attributable to Cohen & Company Inc.	$2,023	$4,548	$(2,637)
Fully diluted net income (loss) per share	$1.28	$2.97	$(1.77)

Adjusted pre-tax income (loss) (1)	$7,734	$15,993	$(9,567)
Fully diluted adjusted pre-tax income (loss) per share	$1.37	$2.88	$(1.74)

(1)	Adjusted pre-tax income (loss) is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”). See Note 1 below.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “We are very pleased to report our second consecutive quarter of strong earnings. 2024 is off to a great start with adjusted pre-tax income of $7.7 million and earnings per share of $1.28 in the first quarter. Over the last six months, we have generated over $23 million of adjusted pre-tax income and $4.25 of earnings per share.

“Despite the on-going challenging market environment, we continue to invest in our full-service boutique investment banking operation, Cohen & Company Capital Markets (“CCM”), which has grown to 23 professionals. During the past two years, we repositioned the business with a focus on CCM and we are beginning to see our robust pipeline deliver through the P&L. We are particularly proud of the fact that CCM has become a leading advisor for De-SPAC transactions.

“Our net trading operations are also off to a strong start. In the first quarter, net trading revenue increased 26% from the prior quarter. In January, we announced the hiring of George Holstead as the head of our new Middle Markets Group, and we have since hired four traders and two salespeople into that group. Although we continue to experience unfavorable volatility in negative mark-to-market adjustments on our principal investing portfolio, we are well positioned for continued growth.

“We are excited about the momentum we have built as we look to capitalize on the tremendous opportunity to grow our topline revenue and profitability. We will continue to invest prudently in revenue generating talent and additional diversification of our offerings. Moving forward, we remain focused on enhancing stockholder value, including through continued payment of our quarterly dividend.”

Financial Highlights

•	Net income attributable to Cohen & Company Inc. was $2.0 million, or $1.28 per diluted share, for the three months ended March 31, 2024, compared to net income of $4.5 million, or $2.97 per diluted share, for the three months ended December 31, 2023, and net loss of $2.6 million, or $1.77 per diluted share, for the three months ended March 31, 2023. Adjusted pre-tax income was $7.7 million, or $1.37 per diluted share, for the three months ended March 31, 2024, compared to adjusted pre-tax income of $16.0 million, or $2.88 per diluted share, for the three months ended December 31, 2023, and adjusted pre-tax loss of $9.6 million, or $1.74 per diluted share, for the three months ended March 31, 2023. Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share are not measures recognized under GAAP. See Note 1 below.

•	Revenues were $18.6 million for the three months ended March 31, 2024, compared to $34.5 million for the prior quarter and $8.8 million for the prior year quarter.

o	Net trading revenue was $9.8 million for the three months ended March 31, 2024, up $2.0 million from the prior quarter and up $1.6 million from the prior year quarter. The increase from both prior quarters was due primarily to higher trading revenue from our corporate and mortgage groups.

o	Asset management revenue was $2.7 million for the three months ended March 31, 2024, up $0.8 million from the prior quarter and up $0.7 million from the prior year quarter. The increase from both prior quarters was related primarily to a deferred performance fee in one of our European funds that was recorded in the first quarter.

o	New issue and advisory revenue was $24.4 million for the three months ended March 31, 2024, up $5.7 million from the prior quarter and up $23.5 million from the prior year quarter.

o	Principal transactions and other revenue was negative $18.4 million for the three months ended March 31, 2024, compared to positive $6.0 million in the prior quarter and negative $2.3 million in the prior year quarter. In all quarters presented, the principal transactions and other revenue was primarily due to mark-to-market adjustments on the Company’s principal investment portfolio.

•	Compensation and benefits expense during the three months ended March 31, 2024 decreased $1.5 million from the prior quarter and increased $4.3 million from the prior year quarter. The number of Company employees was 116 as of March 31, 2024, compared to 118 as of December 31, 2023, and 121 as of March 31, 2023.

•	Interest expense during the three months ended March 31, 2024 was up slightly from the prior periods. The increase from both prior periods was primarily due to higher interest on our redeemable financial instrument, partially offset by lower interest on our trust preferred securities debt and our bank credit facility.

•	Income from equity method affiliates for the three months ended March 31, 2024 was $29.0 million, compared to income from equity method affiliates of $17.2 million for the prior quarter and loss from equity method affiliates of $0.4 million for the prior year quarter. The increase in the current quarter was primarily driven by $32.7 million of income from our equity method investments in the sponsors of six special purpose acquisition companies (SPACs) that closed their business combinations during the first quarter of 2024, which resulted in an increase in value of the founder shares to which we are entitled to an allocation from the sponsors. For the three months ended March 31, 2024, there was an offsetting credit recorded in the net income (loss) attributable to the non-convertible non-controlling interest line item of $16.7 million related to the six SPACs that closed their business combinations during the first quarter of 2024.

•	Income tax expense for the three months ended March 31, 2024 was $0.5 million, compared to income tax expense of $0.2 million in the prior quarter, and income tax expense of $0.6 million in the prior year quarter. The Company will continue to evaluate its operations on a quarterly basis and may adjust the valuation allowance applied against the Company's net operating loss and net capital loss tax assets. Future adjustments could be material and may result in additional tax benefit or tax expense.

Total Equity and Dividend Declaration

•	As of March 31, 2024, total equity was $113.3 million, compared to $91.8 million as of December 31, 2023; the non-convertible non-controlling interest component of total equity was $25.9 million as of March 31, 2024 and $9.6 million as of December 31, 2023. Thus, the total equity excluding the non-convertible non-controlling interest component was $87.4 million as of March 31, 2024, a $5.2 million increase from $82.2 million as of December 31, 2023.

•	The Company’s Board of Directors has declared a quarterly dividend of $0.25 per share, payable on June 5, 2024, to stockholders of record as of May 20, 2024. The Board of Directors will continue to evaluate the dividend policy each quarter, and future decisions regarding dividends may be impacted by quarterly operating results and the Company’s capital needs.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time (ET), today, May 6, 2024, to discuss these results. The conference call will be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s homepage at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 524-8416 (domestic) or +1 (412) 902-1028 (international). A replay of the call will be available for three days following the call by dialing (877) 660-6853 or (201) 612-7415, with participant passcode 13738623.

About Cohen & Company

Cohen & Company is a financial services company specializing in an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and gestation repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial (Europe) S.A. in Europe. A division of JVB, Cohen & Company Capital Markets is the Company’s leading boutique investment bank that provides innovative strategic and financial advice in M&A, capital markets, and SPAC advisory. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of March 31, 2024, the Company managed approximately $2.3 billion in primarily fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. The Principal Investing segment is comprised primarily of investments the Company holds related to its SPAC franchise and other investments the Company has made for the purpose of earning an investment return rather than investments made to support its trading or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Note 1: Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per share are non-GAAP measures of performance. Please see the discussion under “Non-GAAP Measures” below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, including those caused by inflation, raising interest rates, and the current geopolitical situation, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from new or expanded businesses, (i) unanticipated market closures or effects due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, (k) the possibility that payments to the Company of subordinated management fees from its CDOs will continue to be deferred or will be discontinued, (l) the possibility that the Company’s stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise, (m) the Company’s reduction in the volume of its investments into SPACs, (n) the difficulty in identifying potential business combinations as a result of increased competition in the SPAC market, (o) the value of our holdings of founders shares in post-business combination companies is volatile and may decline and the possibility that significant portions of the founder shares may remain restricted for a long period of time, (p) the possibility that the Company will stop paying quarterly dividends to its stockholders, (q) the possibility that the Company will incur additional losses liquidating collateral related to a reverse repo with now bankrupt First Guaranty Mortgage Corporation, and (r) the impacts of rising interest rates and inflation. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended
	3/31/24	12/31/23	3/31/23
Revenues
Net trading	$9,848	$7,809	$8,210
Asset management	2,717	1,919	2,025
New issue and advisory	24,388	18,722	900
Principal transactions and other revenue	(18,389)	6,014	(2,311)
Total revenues	18,564	34,464	8,824
Operating expenses
Compensation and benefits	14,839	16,335	10,537
Business development, occupancy, equipment	1,441	1,317	1,301
Subscriptions, clearing, and execution	2,086	2,088	2,125
Professional services and other operating	3,449	3,145	2,200
Depreciation and amortization	124	130	144
Total operating expenses	21,939	23,015	16,307
Operating income (loss)	(3,375)	11,449	(7,483)
Non-operating income (expense)
Interest expense, net	(1,666)	(1,619)	(1,592)
Income (loss) from equity method affiliates	29,045	17,217	(395)
Income (loss) before income tax expense (benefit)	24,004	27,047	(9,470)
Income tax expense (benefit)	498	166	584
Net income (loss)	23,506	26,881	(10,054)
Less: Net income (loss) attributable to the non-convertible non-controlling interest	16,270	11,054	97
Enterprise net income (loss)	7,236	15,827	(10,151)
Less: Net income (loss) attributable to the convertible non-controlling interest	5,213	11,279	(7,514)
Net income (loss) attributable to Cohen & Company Inc.	$2,023	$4,548	$(2,637)

Earnings per share
Basic
Net income (loss) attributable to Cohen & Company Inc.	$2,023	$4,548	$(2,637)
Basic shares outstanding	1,581	1,522	1,489
Net income (loss) attributable to Cohen & Company Inc. per share	$1.28	$2.99	$(1.77)

Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$2,023	$4,548	$(2,637)
Net income (loss) attributable to the convertible non-controlling interest	5,213	-	(7,514)
Income tax and conversion adjustment	(31)	-	435
Net income (loss) attributable to Cohen & Company Inc. for fully diluted net income (loss) per share calculation	$7,205	$4,548	$(9,716)

Basic shares outstanding	1,581	1,522	1,489
Unrestricted Operating LLC membership units exchangeable into COHN shares	4,052	-	3,998
Additional dilutive shares	12	9	-
Fully diluted shares outstanding (1)	5,645	1,531	5,487
Fully diluted net income (loss) per share	$1.28	$2.97	$(1.77)

Reconciliation of adjusted pre-tax income (loss) to net income (loss) attributable to Cohen & Company Inc. and calculations of per share amounts
Net income (loss) attributable to Cohen & Company Inc.	$2,023	$4,548	$(2,637)
Addback (deduct): Income tax expense (benefit)	498	166	584
Addback (deduct): Net income (loss) attributable to the convertible non-controlling interest	5,213	11,279	(7,514)
Adjusted pre-tax income (loss)	$7,734	$15,993	$(9,567)

Adjusted fully diluted shares outstanding (2)	5,645	5,546	5,505
Fully diluted adjusted pre-tax income (loss) per share	$1.37	$2.88	$(1.74)

(1) When the fully diluted net income (loss) per share is anti-dilutive, the basic shares outstanding are presented on this line item.

(2) Adjusted fully diluted shares outstanding includes (a) weighted average unrestricted and restricted Operating LLC units exchangeable into COHN shares and (b) weighted average unrestricted and restricted shares, even during periods when the corresponding GAAP calculation of fully diluted shares outstanding above does not include them. The Operating LLC units are always included because the non-GAAP measure of performance, adjusted pre-tax income (loss), always includes net income (loss) attributable to the corresponding convertible interest.

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2024
	(unaudited)	December 31, 2023
Assets
Cash and cash equivalents	$11,829	$10,650
Receivables from brokers, dealers, and clearing agencies	68,105	66,801
Due from related parties	998	772
Other receivables	6,784	5,373
Investments - trading	165,903	181,328
Other investments, at fair value	59,533	72,217
Receivables under resale agreements	692,438	408,408
Investment in equity method affiliates	43,281	14,241
Deferred income taxes	1,639	1,580
Goodwill	109	109
Right-of-use asset - operating leases	7,000	7,541
Other assets	3,706	3,741
Total assets	$1,061,325	$772,761

Liabilities
Payables to brokers, dealers, and clearing agencies	$110,856	$111,085
Accounts payable and other liabilities	10,104	8,115
Accrued compensation	13,176	17,268
Trading securities sold, not yet purchased	57,115	65,751
Other investments sold, not yet purchased, at fair value	20,217	24,742
Securities sold under agreements to repurchase	690,900	408,203
Due to related parties	437	-
Operating lease liability	7,632	8,216
Redeemable financial instruments	7,868	7,868
Debt	29,697	29,716
Total liabilities	948,002	680,964

Equity
Voting non-convertible preferred stock	27	27
Common stock	19	19
Additional paid-in capital	75,314	74,594
Accumulated other comprehensive loss	(969)	(944)
Accumulated deficit	(30,638)	(32,014)
Total stockholders' equity	43,753	41,682
Non-controlling interest	69,570	50,115
Total equity	113,323	91,797
Total liabilities and equity	$1,061,325	$772,761

Non-GAAP Measures

Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share

Adjusted pre-tax income (loss) is not a financial measure recognized by GAAP. Adjusted pre-tax income (loss) represents net income (loss) attributable to Cohen & Company Inc., computed in accordance with GAAP, excluding income tax expense (benefit), plus the net income (loss) attributable to the convertible non-controlling interest. Income tax expense (benefit) has been excluded because a pre-tax measurement of enterprise earnings that includes net income (loss) attributable to the convertible non-controlling interest is a useful and appropriate measure of performance. Furthermore, our income tax expense (benefit) has been, and we expect it will continue to be, a substantially non-cash item for the foreseeable future, generated from adjustments in our valuation allowance applied to the Company’s gross deferred tax assets. Convertible non-controlling interest is added back to adjusted pre-tax income because the underlying Cohen & Company, LLC equity units are convertible into Cohen & Company Inc. shares. Adjusted pre-tax income (loss) per diluted share is calculated by dividing adjusted pre-tax income (loss) by diluted shares outstanding, both of which include adjustments used in the corresponding calculation in accordance with GAAP.

We present adjusted pre-tax income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted pre-tax income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted pre-tax income (loss) and related per diluted share amounts to evaluate the performance of our enterprise operations. Adjusted pre-tax income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted pre-tax income (loss) should not be assessed in isolation from or construed as a substitute for net income (loss) attributable to Cohen & Company Inc. prepared in accordance with GAAP. Adjusted pre-tax income (loss) is not intended to represent and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	Joseph Sala or Zach Genirs
Executive Vice President and	212-355-4449
Chief Financial Officer
215-701-8952
investorrelations@cohenandcompany.com